Exhibit 99.1

Liberty Global Reports Q2 2022 Results

Stable to growing revenue across our FMC markets and continued Adjusted EBITDA growth at VMO21
Price adjustments, merger synergies and continued innovation expected to support robust operational trends
Executing on long-term fixed network strategies with Telenet announcing NetCo partnership in Belgium, and fiber plans progressing in the U.K. and Ireland
Stock buyback accelerating with announcement to increase 2022 program by $400 million to ~$1.7 billion
Confirming all full-year 2022 guidance targets

Denver, Colorado: July 28, 2022
Liberty Global plc today announced its Q2 2022 financial results.
CEO Mike Fries stated, “Despite an increasingly difficult macroeconomic environment developing throughout the second quarter, demand for connectivity remains high and we are well positioned to execute on our strategic and financial goals. In each of our core operating markets, we remain focused on product innovation and offering the best value for our customers, especially as they manage through the effects of increased living costs. At the same time, we are proactively addressing the impacts on our costs while supporting our network investments across fixed and mobile.

In Q2, we delivered aggregate2 broadband and postpaid mobile net add growth underpinned mostly by positive postpaid mobile trends and a return to broadband growth in the U.K. Financially, with price adjustments beginning to support top-line trends, we reported stable revenue across our FMC markets. Synergies supported Adjusted EBITDA trends in Switzerland and the U.K., where the continued growth of VMO21 was the highlight of the quarter. Looking ahead to H2, the realization of synergies is expected to continue driving cash flow growth in the U.K., while recent price adjustments in the Netherlands and Belgium should support improved financial results in both markets.

Our continued focus on innovation is driving unique FMC product and bundling strategies that not only differentiate us from the competition, but also generate higher NPS, lower churn, and support ARPUs. In Switzerland, our new Sunrise UP converged bundles offer market-leading benefits such as multiple mobile sims with best-in-class speeds, underpinned by gigabit coverage for over 90% of Swiss households and the highest customer service and loyalty program in the country. In the U.K., we recently launched a new IP TV product called Stream that brings together linear, VOD and streaming services into one place and gives customers the flexibility to manage their monthly spend by easily adding and removing content. Initial customer reaction to both initiatives has been very encouraging with full marketing campaigns already underway at VMO2 and Sunrise.

We continue making progress with our network development strategies. Nearly 100% of our networks already offer gigabit speeds to customers today, and by utilizing a combination of the best upgrade technologies available, we will be able to offer up to 10 gig broadband speeds in all our markets. In Belgium, Telenet recently entered into an attractive agreement with Fluvius to create the data network of the future in Flanders. Both companies will combine their fixed network assets and create a new, independent and self-funding infrastructure company called “NetCo,” which will invest in the gradual evolution of its current HFC network to FTTH targeting 78% of the footprint by 2038.

We are reiterating all of our original, full-year guidance metrics, including $1.7 billion(i) of Full Company3 Distributable Cash Flow4. This will be supported through significant adjusted free cash flow creation at Vodafone Ziggo and VMO2 and arranged financings. Liberty Global’s balance sheet remains strong with ~$4 billion(ii) of cash and ~$6 billion of total liquidity5. As of today, we have substantially completed our annual buyback commitment of 10% of our shares outstanding. Given our strong cash flow generation and the compelling value in our stock at current prices, we are announcing today an increase to our 2022 buyback program of $400 million, bringing the total for the year to ~$1.7 billion.”

(i)Quantitative reconciliations to cash flow from operating activities for our Distributable Cash Flow guidance cannot be provided without unreasonable efforts as we do not forecast specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly form period to period. Distributable Cash Flow guidance reflects FX rates of EUR/USD 1.14, GBP/USD 1.35 and CHF/USD 1.06.
(ii)Including amounts held under separately managed accounts (SMAs).

Q2 Operating Company Highlights

(Consolidated)

Sunrise achieves key integration milestone; "Sunrise" becomes main brand. Sunrise UP portfolios launched, with integrated packages delivering greater value across customer segments. Sunrise expands fiber-access partnership with Swiss Fibre Net AG. Reiterates 2022 guidance

Operating highlights: Our Swiss operations continue to develop benefits from the acquisition of the Sunrise mobile business and its combination with our strong fixed network business. As a key integration milestone, we have introduced the 'Sunrise UP' portfolio, as Sunrise continues to generate value for its customer base through cross-sell opportunities and strong fixed mobile convergence (FMC) penetration. Sunrise also expanded the existing partnership with Swiss Fibre Net AG for the provision of FTTH access through wholesale access across Swiss households and businesses. Broadband performance was relatively stable with 2,000 broadband losses in Q2 being primarily driven by the phasing out of the UPC brand, impacting inflow volume ahead of the Sunrise rebranding. We maintained momentum in mobile postpaid, delivering 47,000 net adds in the quarter. With a strong mobile offering together with our powerful fixed line network, our FMC penetration remains high at 57% of the broadband base. We continue to be enthusiastic about our competitive position in Switzerland with the combination of the two companies, despite the competitive environment.

Financial highlights: Revenue of $766.1 million in Q2 2022 decreased 7.2% YoY on a reported basis and decreased 0.3% YoY on a rebased6 basis. The rebased decrease was largely driven by (i) a decrease in fixed subscription revenue due to ARPU pressures, partially offset by (i) strong trading momentum in Yallo and (ii) higher mobile revenue driven by an increase in subscribers and B2B volumes. Adjusted EBITDA decreased 7.4% on a reported basis and increased 0.5% on a rebased basis to $276.5 million in Q2 2022, including $20 million of opex costs to capture7. Adjusted EBITDA less P&E Additions of $164.9 million in Q2 decreased 5.5% YoY on a reported basis. On a rebased basis, Adjusted EBITDA less P&E Additions increased 4.3%, including $46 million of opex and capex costs to capture. While we are integrating the two businesses, costs to capture have short term impacts but are incurred to promote future synergies, more efficient operations and enhanced operations and profitability.

Telenet (Consolidated)

Completed the sale of the mobile tower business. Confirming 2022 Guidance

Operating highlights: Continued growth of the FMC customer base in Q2 2022 was driven by continued uptake of Telenet's "ONE(Up)" bundles, while lower market flux impacted net new subscriber growth of 8,000 postpaid mobile net additions, with annualized churn remaining at historically low levels. During Q2, Telenet completed the sale of its mobile tower business to DigitalBridge Group, Inc. Telenet also recently entered into a binding agreement with Fluvius to develop “the data network of the future” in Flanders. Both companies will contribute their fixed network assets to incorporate a new infrastructure company "NetCo" that will invest in the evolution of the current HFC network into a FTTH network.

Financial highlights: Reported and rebased revenue decreased 11.1% and increased 0.7%, respectively, to $689.1 million in Q2. The increase in rebased revenue was primarily driven by (i) higher mobile subscription revenue and (ii) an increase in business wholesale revenue, partially offset by lower fixed subscription revenue. Reported and rebased Adjusted EBITDA decreased 15.2% and 3.9%, respectively, to $330.3 million in Q2, reflecting the impact of higher inflation on energy costs and staff-related expenses as well as higher network operating costs. Reported and rebased Adjusted EBITDA less P&E Additions decreased 24.5% and 15.1%, respectively, to $190.1 million in Q2.

(Non-consolidated Joint Venture)

The VMO2 JV delivers improved customer growth and accelerated investments

Operating highlights: The VMO2 JV has grown its fixed and mobile customer base once again as fast, reliable connectivity remains a top priority for consumers and businesses. The broadband base returned to growth with 16,000 net additions in Q2 driven by (i) growth in our Project Lightning new build program, (ii) strong trading following the Q1 price rise and (iii) continued demand for high-quality connectivity. Mobile postpaid continued to show growth with net adds of 13,000 during the quarter. Average speed across the company's broadband base increased 27% YoY and now reaches 247Mbps, almost 5x the national average. The company also launched 1Gbps speeds for small businesses - the fastest widely available business broadband in the U.K. - and continued to build momentum in the public sector. Investment in the U.K.'s digital infrastructure continues through Project Lightning, the completion of FTTP upgrade pilots during Q1 and the extension of 5G services expected to hit 50% coverage of the population by 2023.

Financial highlights (in U.S. GAAP): Revenue of $3,202.6 million was broadly flat YoY on an FX neutral pro forma basis1, supported by the benefit of the fixed and mobile price rises. The YoY result was primarily driven by the net effect of (i) an increase in mobile revenue driven by improvements in both handset and service revenue and other revenue, (ii) a decrease in fixed revenue primarily driven by

B2B where there was a high level of installation revenue within Wholesale in Q2 2021 and (iii) an increase in other revenue. Adjusted EBITDA increased 1.7% YoY on an FX neutral pro forma basis to $1,059.4 million, including $19 million of opex costs to capture, as a result of the flow through of price rises and the realization of synergies and cost efficiencies, partially offset by increased energy costs. Adjusted EBITDA less P&E Additions decreased 19.3%8 YoY on an FX neutral pro forma basis to $370.1 million, including $102 million of opex and capex costs to capture. P&E Additions increased 9.1% YoY to $689.3 million.

For more information regarding the VMO2 JV, including full IFRS disclosures, please visit their investor relations page to access the Q2 earnings release.

(Non-consolidated Joint Venture)

Commercial Momentum Improved. Reconfirming 2022 guidance

Operating highlights: VodafoneZiggo continues to successfully execute its commercial strategy despite increased promotional intensity in the Dutch market, passing 2.5 million converged SIMs and 1.5 million converged households9 and continuing to drive improvement in Net Promoter Scores and reduce churn. VodafoneZiggo delivered 49,000 mobile postpaid additions in Q2, while stabilizing mobile postpaid ARPU. Broadband RGUs declined by 2,000 in Q2, an improvement of 15,000 compared to Q1. More than 6 million customer homes connected to Gigabit speeds. Successfully implemented an average 3.5% price increase as of July 2022 without a significant increase in churn.

Financial highlights: Revenue declined 12.3% on a reported basis and 0.7% on a rebased basis to $1,065.6 million in Q2. The relatively flat rebased result was primarily driven by a decline in the B2C fixed customer base, partially offset by mobile postpaid and B2B fixed customer base growth. Reported and rebased Adjusted EBITDA decreased 13.9% and 2.4%, respectively, to $490.9 million in Q2. The rebased decrease was primarily driven by the aforementioned revenue decline, higher energy and fuel costs related to inflation, partially offset by incremental cost efficiency measures. Reported and rebased Adjusted EBITDA less P&E Additions decreased 18.8% and 7.5%, respectively, to $238.8 million in Q2. The rebased decrease was primarily driven by lower Adjusted EBITDA and higher P&E additions.

Q2 ESG Highlights

In the area of Environmental, Social and Corporate Governance (ESG), the focus in the second quarter was on reporting and disclosure, which resulted in the recent publication of our latest CR Report. The report highlights our achievements and initiatives for 2021 including awards won by our business, people reached with our initiatives, employee engagement, avoided carbon emissions, and many others. We also continued our initiatives to engage with our employees and communities across our Operating Companies. In Switzerland, "The Big Ride 2022" was a success, with over $1.5 million raised, and where more than 500 employee and partners participated in the challenge. The VMO2 JV released its new sustainability strategy, the “Better Connections Plan”, which sets out the company’s ambitious commitment to achieve net zero carbon across its operations, products and supply chain by the end of 2040. It is one of the first companies to work towards the Carbon Trust’s Route to Net Zero Standard and it joined the Climate Group’s EV100 initiative and The Climate Pledge – a collective of more than 300 organizations committed to climate action. The VMO2 JV also announced its ‘Response to cost-of-living crisis’, offering customers free roaming, monthly payment plans, data free access to websites that offer financial, health and well-being guidance. Virgin Media Ireland launched its "Connecting 4 Good" sustainability strategy, setting out plans for reducing its carbon footprint by 50% by 2030, and achieve net zero carbon emissions by 2050. In The Netherlands, Liberty Global and VodafoneZiggo started offering Ukrainian Refugees fast-track employment opportunities. Vodafone Ziggo also launched the Next Mini box in the market, our most energy efficient set top box to date, weighing less than 100 grams and the winner of the Red Dot award in 2021.

Diversity, Equity and Inclusion (DE&I) continues to be a focus for us, reinforcing an inclusive work environment, where our people know their voices are heard, valued, respected and everyone feels they belong. Our dedicated DE&I Council continues to work with colleagues across the Liberty Global footprint to ensure DE&I is embedded into everything we do, including the products we design, the decisions we make, the communities in which we operate and the relationships we have with our customers, suppliers and shareholders. We are accelerating across our priorities of inclusivity and representation in the workplace. Underpinning our strategic pillars of Gender, LGBTQIA+, Ability, Race and Ethnicity, and Multigenerational. We strongly believe in driving an inclusive culture through education, improving our practices, and measuring our progress. We have developed conscious inclusion training and have started to roll this out across our employees as well as embedded our anti-bullying, discrimination and harassment policy in mandatory training. We have refreshed our recruitment practices, taking potential bias out of the process, and widening our talent pool for diversity through new partnerships. We have more than 800 people engaged in our Employee Resource Groups (ERG) providing us with live feedback and holding us to account.

Liberty Global Consolidated Q2 Highlights
•Q2 revenue decreased 41.3% YoY on a reported basis and increased 1.0% on a rebased basis to $1,754.2 million
•Q2 earnings from continuing operations decreased 79.5% YoY on a reported basis to $2,282.2 million
•Q2 Adjusted EBITDA decreased 45.8% YoY on a reported basis and decreased 3.6% on a rebased basis to $649.8 million
•Q2 property & equipment additions were 19.2% of revenue, as compared to 19.7% in Q2 2021
•Balance sheet with $5.6 billion of total liquidity
◦Comprised of $2.4 billion of cash, $1.8 billion of investments held under SMAs and $1.4 billion of unused borrowing capacity10
•Fully-swapped borrowing cost of 3.2% on a debt balance of $13.3 billion

Liberty Global	Q2 2022	Q2 2021	YoY Change (reported)	YoY Change (rebased)	YTD 2022	YoY Change (reported)	YoY Change (rebased)

Customers
Organic customer net losses	(19,900)	(2,400)	(729.2%)		(23,800)	(179.3%)

Financial (in millions, except percentages)
Revenue	$1,754.2	$2,989.2	(41.3%)	1.0%	$3,607.5	(44.4%)	1.3%
Earnings from continuing operations	$2,282.2	$11,150.9	(79.5%)		$3,357.9	(73.3%)
Adjusted EBITDA	$649.8	$1,199.1	(45.8%)	(3.6%)	$1,334.1	(47.0%)	(0.5%)
P&E additions	$336.0	$590.1	(43.1%)		$717.9	(45.7%)
Adjusted EBITDA less P&E Additions	$313.8	$609.0	(48.5%)	(9.4%)	$616.2	(48.4%)	(2.9%)

Cash provided by operating activities	$757.4	$1,079.5	(29.8%)		$1,363.0	(26.4%)
Cash provided (used) by investing activities	$2,620.7	$(4,911.0)	153.4%		$2,581.3	147.7%
Cash provided (used) by financing activities	$(1,776.3)	$344.2	(616.1%)		$(2,432.0)	(600.3%)

Full Company Adjusted FCF	$427.0	$586.9	(27.2%)		$564.2	(14.9%)
Full Company Distributable Cash Flow	$427.0	$586.9	(27.2%)		$564.2	(14.9%)

Customer Growth

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021

Organic customer net additions (losses) by market
Switzerland	(9,000)	(3,900)	(3,600)	500
Belgium	(4,400)	(6,300)	(9,900)	(10,800)
U.K.(i)	—	13,300	—	41,700
Ireland	(4,500)	(3,300)	(5,900)	(700)
Slovakia	(2,000)	(2,200)	(4,400)	(700)
Total	(19,900)	(2,400)	(23,800)	30,000
______________________

(i)The 2021 amounts represent organic net additions of the U.K. JV Entities through the June 1, 2021 closing of the U.K. JV Transaction.

Earnings from Continuing Operations
•Earnings from continuing operations was $2,282.2 million and $11,150.9 million for the three months ended June 30, 2022 and 2021, respectively, and $3,357.9 million and $12,573.6 million for the six months ended June 30, 2022 and 2021, respectively

Financial Highlights
The following tables present (i) revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions for each of our reportable segments, including the non-consolidated VMO2 JV and VodafoneZiggo JV, for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis. Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA less P&E Additions are non-GAAP measures. For additional information on how these measures are defined and why we believe they are meaningful, see the Glossary.

	Three months ended		Increase/(decrease)		Six months ended		Increase/(decrease)
	June 30,				June 30,
Revenue	2022	2021	Reported %	Rebased %	2022	2021	Reported %	Rebased %
	in millions, except % amounts

Switzerland	$766.1	$825.4	(7.2)	(0.3)	$1,587.5	$1,667.2	(4.8)	0.3
Belgium	689.1	774.8	(11.1)	0.7	1,413.5	1,547.5	(8.7)	0.7
Ireland	121.5	134.1	(9.4)	2.5	249.3	270.2	(7.7)	1.7
U.K.(i)	—	1,101.4	(100.0)	—	—	2,736.4	(100.0)	—
Central and Other	180.6	157.0	15.0	8.8	362.0	277.3	30.5	8.8
Intersegment eliminations	(3.1)	(3.5)	N.M.	N.M.	(4.8)	(9.5)	N.M.	N.M.
Total	$1,754.2	$2,989.2	(41.3)	1.0	$3,607.5	$6,489.1	(44.4)	1.3

VMO2 JV(ii)(iii)	$3,202.6	$1,208.5	165.0	N.M.	$6,600.6	$1,208.5	446.2	N.M.
VodafoneZiggo JV(iii)	$1,065.6	$1,215.3	(12.3)	(0.7)	$2,195.6	$2,432.3	(9.7)	(0.5)
______________________

N.M. - Not Meaningful

(i)The 2021 amounts represent the revenue of the U.K. JV Entities through the June 1, 2021 closing of the U.K. JV Transaction.
(ii)The 2021 amounts represent the revenue of the VMO2 JV for the period from June 1, 2021 through June 30, 2021.
(iii)Amounts reflect 100% of the 50:50 non-consolidated VMO2 JV and VodafoneZiggo JV's revenue.

	Three months ended		Increase/(decrease)		Six months ended		Increase/(decrease)
	June 30,				June 30,
Adjusted EBITDA	2022	2021	Reported %	Rebased %	2022	2021	Reported %	Rebased %
	in millions, except % amounts

Switzerland	$276.5	$298.5	(7.4)	0.5	$577.7	$580.1	(0.4)	5.0
Belgium	330.3	389.6	(15.2)	(3.9)	670.7	761.4	(11.9)	(2.8)
Ireland	52.0	54.0	(3.7)	8.9	102.9	101.6	1.3	11.7
U.K.(i)	—	444.9	(100.0)	—	—	1,085.3	(100.0)	—
Central and Other	(9.4)	9.6	(197.9)	N.M.	(16.8)	(16.7)	(0.6)	N.M.
Intersegment eliminations	0.4	2.5	N.M.	N.M.	(0.4)	3.6	N.M.	N.M.
Total	$649.8	$1,199.1	(45.8)	(3.6)	$1,334.1	$2,515.3	(47.0)	(0.5)

VMO2 JV(ii)(iii)	$1,059.4	$411.0	157.8	N.M.	$2,454.7	$411.0	497.3	N.M.
VodafoneZiggo JV(iii)	$490.9	$570.1	(13.9)	(2.4)	$1,028.7	$1,135.3	(9.4)	(0.1)
______________________

N.M. - Not Meaningful

(i)The 2021 amounts represent the Adjusted EBITDA of the U.K. JV Entities through the June 1, 2021 closing of the U.K. JV Transaction.
(ii)The 2021 amounts represent the Adjusted EBITDA of the VMO2 JV for the period from June 1, 2021 through June 30, 2021.
(iii)Amounts reflect 100% of the 50:50 non-consolidated VMO2 JV and VodafoneZiggo JV's Adjusted EBITDA.

	Three months ended		Increase/(decrease)		Six months ended		Increase/(decrease)
Adjusted EBITDA less P&E Additions	June 30,				June 30,
	2022	2021	Reported %	Rebased %	2022	2021	Reported %	Rebased %
	in millions, except % amounts

Switzerland	$164.9	$174.5	(5.5)	4.3	$322.6	$301.9	6.9	14.0
Belgium	190.1	251.8	(24.5)	(15.1)	379.2	470.2	(19.4)	(11.4)
Ireland	28.3	29.8	(5.0)	6.9	52.7	58.3	(9.6)	(0.4)
U.K.(i)	—	219.7	(100.0)	—	—	527.9	(100.0)	—
Central and Other	(69.9)	(69.3)	(0.9)	(10.5)	(137.9)	(167.7)	17.8	(7.7)
Intersegment eliminations	0.4	2.5	N.M.	N.M.	(0.4)	3.6	N.M.	N.M.
Total	$313.8	$609.0	(48.5)	(9.4)	$616.2	$1,194.2	(48.4)	(2.9)

VMO2 JV (ii)(iii)	$370.1	$184.7	100.4	N.M.	$1,106.1	$184.7	498.9	N.M.
VodafoneZiggo JV(iii)	$238.8	$294.2	(18.8)	(7.5)	$556.2	$624.9	(11.0)	(2.0)
______________________

N.M. - Not Meaningful

(i)The 2021 amounts represent the Adjusted EBITDA less P&E Additions of the U.K. JV Entities through the June 1, 2021 closing of the U.K. JV Transaction.
(ii)The 2021 amounts represent the Adjusted EBITDA less P&E Additions of the VMO2 JV for the period from June 1, 2021 through June 30, 2021.
(iii)Amounts reflect 100% of the 50:50 non-consolidated VMO2 JV and VodafoneZiggo JV's Adjusted EBITDA less P&E Additions.

Leverage and Liquidity
•Total principal amount of debt and finance leases: $13.3 billion
•Average debt tenor11: Approximately 7 years, with ~94% not due until 2028 or thereafter
•Borrowing costs: Blended, fully-swapped cost of debt was 3.2%
•Liquidity: $5.6 billion, including (i) $2.4 billion of cash at June 30, 2022, (ii) $1.8 billion of investments held under SMAs and (iii) $1.4 billion of aggregate unused borrowing capacity under our credit facilities

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expectations regarding our and our businesses' financial performance, including Rebased Revenue, Adjusted Free Cash Flow and Distributable Cash Flow at the consolidated level, as well as the 2022 financial guidance provided by our operating companies and joint ventures; expectations of any economy-wide dynamics that may be beneficial to the company; expectations of price increases and cost mitigation for our products or services and their associated inputs; anticipated shareholder distributions from our joint ventures; expectations with respect to the integration and synergy plans at Virgin Media O2 and at Sunrise, including the timing, costs and anticipated benefits thereof; expectations regarding network and product plans, including the expectation of being able to provide 10 gigabit broadband speed in each of our markets; the expected progress of Project Lightning in the U.K., the full fiber overlays in the U.K. and Ireland; expected 5G coverage in the U.K. and making 1Gbps internet available across our global footprint; the benefits to be derived from the NetCo creation between Telenet and Fluvius in Belgium; our investments in infrastructure through capital expenditures, as well as the expected timing, cost and anticipated benefits of each such endeavor; our commitments and aspirations with respect to ESG, including Net Zero and DE&I matters, such as the Better Connections Plan, VMO2's response to cost of living crisis, Virgin Media Ireland's Connecting for Good strategy and any fast-track employment projects proposed by our operating companies; our share buyback program, including our commitment to repurchase 10% of our outstanding shares in each of 2022 and 2023 and the $400 million additional share buybacks anticipated to be completed in 2022; the strength of our and our affiliates' respective balance sheets (including cash and liquidity position), tenor of our third-party debt, anticipated borrowing capacity; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the potential continued impact of the COVID-19 pandemic on us and our businesses; the effects of changes in laws or regulation; the effects of the U.K.'s exit from the E.U.; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access the cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission (the "SEC"), including our most recently filed Form 10-K, Form 10-K/A and Forms 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Share Repurchase Program

As previously announced, our Board of Directors authorized a share repurchase program whereby we have committed to repurchasing 10 percent of our outstanding shares in each of 2022 and 2023. In addition, as announced today, our Board of Directors has authorized an additional $400 million for 2022 share repurchases. Under the program, Liberty Global may acquire from time to time its Class A ordinary shares, Class C ordinary shares, or any combination of Class A and Class C ordinary shares. The program may be effected through open market transactions and/or privately negotiated transactions, which may include derivative transactions. The timing of the repurchase of shares pursuant to the program will depend on a variety of factors, including market conditions and applicable law. The program may be implemented in conjunction with brokers for the Company and other financial institutions with whom the Company has relationships within certain pre-set parameters, and purchases may continue during closed periods in accordance with applicable restrictions. The program may be suspended or discontinued at any time.

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a world leader in converged broadband, video and mobile communications services. We deliver next-generation products through advanced fiber and 5G networks, and currently provide over 85 million connections* across Europe and the United Kingdom. Our businesses operate under some of the best-known consumer brands, including Virgin Media-O2 in the U.K., VodafoneZiggo in The Netherlands, Telenet in Belgium, Sunrise in

Switzerland, Virgin Media in Ireland and UPC in Slovakia. Through our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Our consolidated businesses generate annual revenue of more than $7.5 billion, while the VodafoneZiggo JV and the VMO2 JV generate combined annual revenue of more than $19 billion.**

Liberty Global Ventures, our global investment arm, has a portfolio of more than 75 companies and funds across content, technology and infrastructure, including strategic stakes in companies like ITV, Televisa Univision, Plume, Lionsgate and the Formula E racing series.

*    Represents aggregate consolidated and 50% owned non-consolidated fixed and mobile subscribers. Includes wholesale mobile subscribers of the VMO2 JV and B2B fixed subscribers of the VodafoneZiggo JV.

**    Revenue figures above are provided based on full year 2021 Liberty Global consolidated results (excluding revenue from the U.K. JV Entities) and the combined as reported full year 2021 results for the VodafoneZiggo JV and estimated U.S. GAAP full year 2021 results for the VMO2 JV. For more information, please visit www.libertyglobal.com.

Investor Relations            Corporate Communications
Michael Bishop +44 20 8483 6246        Molly Bruce +1 303 220 4202
Amy Ocen +1 303 784 4528        Matt Beake +44 20 8483 6428
Michael Khehra +44 78 9005 0979

Balance Sheets, Statements of Operations and Statements of Cash Flows
The condensed consolidated balance sheets, statements of operations and statements of cash flows of Liberty Global are in our 10-Q.

Rebase Information
Rebase growth percentages, which are non-GAAP measures, are presented as a basis for assessing growth rates on a comparable basis. For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2022, we have adjusted our historical revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions for the three and six months ended June 30, 2021 to (i) include the pre-acquisition revenue, Adjusted EBITDA and P&E additions of entities acquired during 2021 in our rebased amounts for the three and six months ended June 30, 2021 to the same extent that the revenue, Adjusted EBITDA and P&E additions of these entities are included in our results for the three and six months ended June 30, 2022, (ii) exclude from our rebased amounts the revenue, Adjusted EBITDA and P&E additions of entities disposed of during 2022 and 2021 to the same extent that the revenue, Adjusted EBITDA and P&E additions of these entities are excluded in our results for the three and six months ended June 30, 2022, (iii) include in our rebased results the revenue and costs for the temporary elements of transitional and other services provided to the VMO2 JV, the VodafoneZiggo JV, iliad, Vodafone, Deutsche Telekom, Liberty Latin America and M7 Group, to reflect amounts related to these services equal to those included in our results for the three and six months ended June 30, 2022 and (iv) reflect the translation of our rebased amounts at the applicable average foreign currency exchange rates that were used to translate our results for the three and six months ended June 30, 2022. We have reflected the revenue, Adjusted EBITDA and P&E additions of these acquired entities in our 2021 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions that will occur in the future. Investors should view rebased growth as a supplement to, and not a substitute for, U.S. GAAP measures of performance included in our condensed consolidated statements of operations.

The following table provides adjustments made to the 2021 amounts (i) in aggregate for our consolidated reportable segments and (ii) for the non-consolidated VodafoneZiggo JV to derive our rebased growth rates:

	Three months ended June 30, 2021			Six months ended June 30, 2021
	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions
	in millions

Consolidated Liberty Global:
Acquisitions and Dispositions(i)	$(984.7)	$(409.7)	$(203.8)	$(2,532.0)	$(1,004.6)	$(475.6)
Foreign Currency	(268.5)	(115.0)	(58.7)	(397.6)	(169.3)	(83.7)
Total	$(1,253.2)	$(524.7)	$(262.5)	$(2,929.6)	$(1,173.9)	$(559.3)

VodafoneZiggo JV(ii):
Foreign Currency	$(141.7)	$(66.9)	$(35.9)	$(224.6)	$(105.1)	$(57.1)
______________________

(i)In addition to our acquisitions and dispositions, these rebase adjustments also include amounts related to agreements to provide transitional and other services to the VMO2 JV, the VodafoneZiggo JV, iliad, Vodafone, Liberty Latin America, Deutsche Telekom and M7 Group. These adjustments result in an equal amount of fees in both the 2022 and 2021 periods for those services that are deemed to be temporary in nature.
(ii)Amounts reflect 100% of the adjustments made related to the VodafoneZiggo JV's revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions, respectively, which we do not consolidate, as we hold a 50% noncontrolling interest.

Liquidity
The following table(i) details the U.S. dollar equivalents of our liquidity position at June 30, 2022, which includes our (i) cash and cash equivalents, (ii) investments held under SMAs and (iii) unused borrowing capacity:

	Cash		Unused
	and Cash		Borrowing	Total
	Equivalents	SMAs(ii)	Capacity(iii)	Liquidity
	in millions

Liberty Global and unrestricted subsidiaries	$1,510.3	$1,824.2	$—	$3,334.5
Telenet	869.6	—	581.8	1,451.4
UPC Holding	10.7	—	748.0	758.7
VM Ireland	0.5	—	104.8	105.3
Total	$2,391.1	$1,824.2	$1,434.6	$5,649.9
______________________

(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
(ii)Represents investments held under SMAs which are maintained by investment managers acting as agents on our behalf.
(iii)Our aggregate unused borrowing capacity of $1.4 billion represents maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing.

Summary of Debt & Finance Lease Obligations
The following table(i) details the June 30, 2022 U.S. dollar equivalents of the (i) outstanding principal amount of our debt and finance lease obligations, (ii) expected principal related derivative cash payments or receipts and (iii) swapped principal amount of our debt and finance lease obligations:

		Finance	Debt & Finance	Principal Related	Swapped Debt
		Lease	Lease	Derivative	& Finance Lease
	Debt(ii)	Obligations	Obligations	Cash Payments	Obligations
	in millions

UPC Holding	$6,301.8	$19.4	$6,321.2	$117.6	$6,438.8
Telenet	5,512.9	385.6	5,898.5	—	5,898.5
VM Ireland	943.4	—	943.4	—	943.4
Other	94.4	35.8	130.2	(229.6)	(99.4)
Total	$12,852.5	$440.8	$13,293.3	$(112.0)	$13,181.3
______________________

(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
(ii)Debt amounts for UPC Holding include notes issued by special purpose entities that are consolidated by UPC Holding.

Property and Equipment Additions and Capital Expenditures
The table below highlights the categories of property and equipment additions of our continuing operations for the indicated periods and reconciles those additions to the capital expenditures of our continuing operations that are presented in the condensed consolidated statements of cash flows in our 10-Q.

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021
	in millions, except % amounts

Customer premises equipment	$64.7	$124.4	$135.9	$271.7
New build & upgrade	27.6	99.3	50.4	236.8
Capacity	46.9	88.6	90.7	143.3
Baseline	91.8	140.1	226.6	361.7
Product & enablers	105.0	137.7	214.3	307.6
Total P&E additions	336.0	590.1	717.9	1,321.1
Reconciliation of P&E additions to capital expenditures:
Assets acquired under capital-related vendor financing arrangements(i)	(35.5)	(226.9)	(102.2)	(546.9)
Assets acquired under finance leases	(9.3)	(9.9)	(18.0)	(19.5)
Changes in current liabilities related to capital expenditures	(29.8)	26.6	36.5	87.7
Total capital expenditures, net(ii)	$261.4	$379.9	$634.2	$842.4

P&E additions as % of revenue	19.2%	19.7%	19.9%	20.4%
______________________

(i)Amounts exclude related VAT of $3.2 million and $32.7 million for the three months ended June 30, 2022 and 2021, respectively, and $9.8 million and $74.0 million for the six months ended June 30, 2022 and 2021, respectively, that were also financed under these arrangements.
(ii)The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

ARPU per Fixed Customer Relationship
The following table provides ARPU per fixed customer relationship and percentage change from period to period on both a reported and rebased basis for the indicated periods:

	ARPU per Fixed Customer Relationship
	Three months ended June 30,		Increase/(decrease)
	2022	2021	Reported %	Rebased %

Liberty Global	$62.80	$70.24	(10.6%)	(1.4%)
Ireland	€60.62	€59.33	2.2%	2.2%
Belgium (Telenet)	€58.40	€58.78	(0.6%)	(0.7%)
UPC Holding	€59.28	€57.36	3.3%	(3.1%)

Mobile ARPU
The following tables provide ARPU per mobile subscriber and percentage change from period to period on both a reported and rebased basis for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended June 30,		Increase/(decrease)
	2022	2021	Reported %	Rebased %

Liberty Global:
Including interconnect revenue	$25.77	$24.76	4.1%	(3.2%)
Excluding interconnect revenue	$23.41	$20.78	12.7%	(1.1%)

	Operating Data — June 30, 2022
	Homes Passed	Fixed-Line Customer Relationships	Internet Subscribers(i)	Video Subscribers (ii)	Telephony Subscribers(iii)	Total RGUs	Total Mobile Subscribers(iv)

Continuing operations:
Belgium	3,419,400	2,022,400	1,728,900	1,731,800	1,057,200	4,517,900	2,939,000
Switzerland(v)	2,495,900	1,473,300	1,175,900	1,234,500	1,024,600	3,435,000	2,715,500
Ireland	958,700	425,900	385,100	281,000	265,700	931,800	134,300
Slovakia	638,100	184,300	146,700	166,100	89,600	402,400	—
Total continuing operations	7,512,100	4,105,900	3,436,600	3,413,400	2,437,100	9,287,100	5,788,800

VMO2 JV(vi)	15,863,000	5,767,700	5,612,000			13,099,200	33,095,400
VodafoneZiggo JV(vi)	7,353,200	3,701,000	3,309,800	3,690,600	1,933,300	8,933,700	5,449,400

	Subscriber Variance Table — June 30, 2022 vs. March 31, 2022
	Homes Passed	Fixed-Line Customer Relationships	Internet Subscribers(ii)	Video Subscribers(i)	Telephony Subscribers(iii)	Total RGUs	Total Mobile Subscribers(iv)

Organic Change Summary:
Continuing operations:
Belgium	6,500	(4,400)	300	(15,500)	(21,200)	(36,400)	(1,900)
Switzerland(v)	6,200	(9,000)	(1,700)	(8,900)	(3,600)	(14,200)	68,400
Ireland	2,400	(4,500)	(3,200)	(12,200)	(6,800)	(22,200)	2,700
Slovakia	3,800	(2,000)	—	(1,400)	(100)	(1,500)	—
Total continuing operations	18,900	(19,900)	(4,600)	(38,000)	(31,700)	(74,300)	69,200

Q2 2022 Liberty Global Adjustments:
Belgium	—	—	—	—	—	—	(5,800)
Poland	(3,713,600)	(1,582,200)	(1,367,600)	(1,411,500)	(588,200)	(3,367,300)	(133,500)
Total adjustments	(3,713,600)	(1,582,200)	(1,367,600)	(1,411,500)	(588,200)	(3,367,300)	(139,300)

VMO2 JV(vi)	113,300	7,500	16,200			(128,800)	500,400
VodafoneZiggo JV(vi)	16,600	(13,900)	(1,900)	(14,700)	(60,600)	(77,200)	60,000

Footnotes for Operating Data and Subscriber Variance Tables

(i)In Switzerland, we offer a 10 Mbps internet service to our Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 46,000 subscribers who have requested and received this service.
(ii)We have approximately 29,900 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video service, with only a few channels.
(iii)In Switzerland, we offer a basic phone service to our Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 213,200 subscribers who have requested and received this service.
(iv)In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. As of June 30, 2022, our mobile subscriber count included 470,600 and 298,100 prepaid mobile subscribers in Switzerland and Belgium, respectively.
(v)Pursuant to service agreements, Switzerland offers broadband internet, video and telephony services over networks owned by third-party operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At June 30, 2022, Switzerland’s partner networks accounted for 110,000 Fixed-Line Customer Relationships, 284,700 RGUs, which include 104,400 Internet Subscribers, 99,800 Video Subscribers and 80,500 Telephony Subscribers. Subscribers to our video services provided over partner networks largely receive basic video services from the partner networks as opposed to our operations. Due to the fact that we do not own these partner networks, we do not include the 462,200 homes passed by Switzerland’s partner networks at June 30, 2022. In addition, with the completion of the acquisition of Sunrise, we now service homes through Sunrise's existing agreements with Swisscom, Swiss Fibre Net and local utilities, which are not included in Switzerland's homes passed count. Including these arrangements, our operations in Switzerland have the ability to offer fixed services to a national footprint.
(vi)Prepaid mobile customers are excluded from the VMO2 JV's and the VodafoneZiggo JV's mobile subscriber counts after a period of inactivity of nine months and three months, respectively. The mobile subscriber count for the VMO2 JV includes IoT connections, which are Machine-to-Machine contract mobile connections including Smart Metering contract connections. Fixed subscriber counts for the VodafoneZiggo JV include B2B subscribers.

Additional General Notes to Tables:

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers and mobile subscribers at medium and large enterprises, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

In Belgium, Telenet leases a portion of its network under a long-term finance lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

Footnotes
1This release includes the actual U.S. GAAP results for the VMO2 JV for the three and six months ended June 30, 2022. The commentary and YoY growth rates presented in this release are shown on an FX neutral basis comparing the actual U.S. GAAP results for Q2 2022 to the pro forma U.S. GAAP results for Q2 2021 as if the VMO2 JV was created on January 1, 2020. For more information regarding the VMO2 JV, including full IFRS disclosures, please visit their investor relations page to access the VMO2 JV's Q2 earnings release.
2Represents aggregate consolidated and 50% owned non-consolidated JV broadband and mobile subscribers. Includes B2B fixed subscribers of the VodafoneZiggo JV.
3The term "Full Company" includes certain amounts that were classified as discontinued operations prior to disposal. We also present Full Company Adjusted Free Cash Flow and Full Company Distributable Cash Flow, consistent with the basis for our full year 2022 Distributable Cash Flow guidance.
4Distributable Cash Flow is defined as Adjusted Free Cash Flow, as re-defined during the fourth quarter of 2021, plus any dividends received from our equity affiliates that are funded by activities outside of their normal course of operations, including, for example, those funded by recapitalizations (referred to as “Other Affiliate Dividends”). Distributable Cash Flow guidance reflects FX rates of EUR/USD 1.14, GBP/USD 1.35, CHF/USD 1.06 and includes ~$100 million of litigation settlement proceeds in Switzerland received during Q1 2022.
5Liquidity refers to cash and cash equivalents and investments held under separately managed accounts plus the maximum undrawn commitments under subsidiary borrowing facilities, without regard to covenant compliance calculations or other conditions precedent to borrowing.
6The indicated growth rates are rebased for acquisitions, dispositions, FX and other items that impact the comparability of our year-over-year results. Please see Rebase Information for information on rebased growth.
7Costs to capture generally include incremental, third-party operating and capital related costs that are directly associated with integration activities, restructuring activities, and certain other costs associated with aligning an acquiree to our business processes to derive synergies. These costs are necessary to combine the operations of a business being acquired (or joint venture being formed) with ours or are incidental to the acquisition. As a result, costs to capture may include certain (i) operating costs that are included in Adjusted EBITDA, (ii) capital related costs that are included in property and equipment additions and Adjusted EBITDA less P&E Additions and (iii) certain integration related restructuring expenses that are not included within Adjusted EBITDA or Adjusted EBITDA less P&E Additions. Given the achievement of synergies occurs over time, certain of our costs to capture are recurring by nature, and generally incurred within a few years of completing the transaction.
8The U.S. GAAP YoY Adjusted EBITDA less P&E Additions growth rate is significantly impacted by a £290 million lease agreement entered into by the VMO2 JV during Q2 2021. Under IFRS, this lease is accounted for as a finance lease with a corresponding impact to property and equipment additions. Under U.S. GAAP however, this lease is accounted for as an operating lease with no impact to property and equipment additions. This one-off transaction impacted the U.S. GAAP YoY Adjusted EBITDA less P&E growth rate by approximately 153%. The remaining difference in the U.S. GAAP to IFRS Adjusted EBITDA less P&E Additions growth rate is attributable to other recurring U.S. GAAP to IFRS accounting differences related to the accounting for the VMO2 JV’s investment in CTIL and other miscellaneous adjustments, as reconciled below.

	Three months ended
	June 30, 2022	June 30, 2021
	in millions

Adjusted EBITDA:
U.S. GAAP Adjusted EBITDA	$1,059.4	$1,210.3
IFRS/U.S. GAAP adjustments (i)	152.3	98.4
IFRS Adjusted EBITDA	1,211.7	1,308.7
Transaction adjustments (ii)	(10.5)	(17.8)
IFRS transaction adjusted Adj EBITDA (including costs to capture)	$1,201.2	$1,290.9

Property & equipment additions:
U.S. GAAP property & equipment additions	$689.3	$631.8
IFRS/U.S. GAAP adjustments (iii)	46.0	438.3
IFRS property & equipment additions (including costs to capture)	$735.3	$1,070.1

Adjusted EBITDA less property & equipment additions:
U.S. GAAP Adjusted EBITDA	$1,059.4	$1,210.3
U.S. GAAP property & equipment additions	(689.3)	(631.8)
U.S. GAAP Adjusted EBITDA less property & equipment additions	370.1	578.5
Transaction adjustments (ii)	(10.5)	(17.8)
IFRS/U.S. GAAP adjustments (i)(iii)	106.3	(339.9)
IFRS transaction adjusted Adj EBITDA less property & equipment additions (including costs to capture)	$465.9	$220.8
______________________

(i)Adjusted EBITDA IFRS/U.S. GAAP differences primarily relate to (i) the VMO2 JV's investment in CTIL and (ii) lease accounting.

(ii)In connection with the completion of the formation of the VMO2 JV, the opening balance sheet of the combined business was reported at its estimated fair value. As such, certain amounts were adjusted to reflect the new basis of accounting. These transaction adjustments therefore reverse the effect of the (i) deferred commissions and install costs write-off and (ii) deferred revenue write-off.
(iii)Property & equipment additions IFRS/U.S. GAAP differences primarily relate to (i) the VMO2 JV's investment in CTIL and (ii) lease accounting.

9Converged households or converged SIMs represent customers in either our Consumer or SOHO segment that subscribe to both a fixed-line digital TV and an internet service and Vodafone and/or hollandsnieuwe postpaid mobile telephony service.
10Our aggregate unused borrowing capacity of $1.4 billion represents the maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing. Upon completion of the relevant June 30, 2022 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that €713.6 million ($748.0 million) of borrowing capacity will be available under the UPC Holding Bank Facility, with €207.8 million ($217.8 million) available to upstream, the full €555.0 million ($581.8 million) of borrowing capacity will be available under the Telenet Credit Facility and the full €100.0 million ($104.8 million) of borrowing capacity will be available under the VM Ireland Credit Facility, with €98.2 million ($102.9 million) available to upstream. Our above expectations do not consider any actual or potential changes to our borrowing levels or any amounts loaned or distributed subsequent to June 30, 2022.
11For purposes of calculating our average tenor, total third-party debt excludes vendor financing.
12Our debt and net debt ratios, which are non-GAAP metrics, are defined as total debt and net debt, respectively, divided by reported net earnings for the last twelve months (reported LTM net earnings) and Adjusted EBITDA for the last twelve months (LTM Adjusted EBITDA). Net debt is defined as total debt less cash and cash equivalents and investments under SMAs. Consistent with how we calculate our leverage ratios under our debt agreements, these ratios are presented on an adjusted basis, as described below. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements. The following table details the calculation of our debt and net debt to reported LTM net earnings and LTM Adjusted EBITDA ratios as of and for the twelve months ended June 30, 2022 (in millions, except ratios):

Reconciliation of reported LTM net earnings to adjusted LTM earnings:
Reported LTM net earnings	$4,311.8
Transaction related adjustments(i)	(9.3)
Adjusted LTM earnings	$4,302.5

Reconciliation of adjusted LTM earnings to LTM Adjusted EBITDA:
Adjusted LTM earnings	$4,302.5
Income tax expense	185.9
Other income, net	(66.0)
Gain on Atlas Edge JV Transactions	(227.5)
Gain on U.K. JV Transaction	264.2
Gain on Telenet Tower Sale	(693.3)
Share of results of affiliates, net	(142.6)
Gain on debt extinguishment, net	(2.8)
Realized and unrealized gain due to changes in fair values of certain investments and debt, net	(46.7)
Foreign currency transaction gain, net	(2,613.0)
Realized and unrealized gain on derivative instruments, net	(1,236.9)
Interest expense	541.3
Operating income	265.1
Impairment, restructuring and other operating items, net	(2.6)
Depreciation and amortization	2,273.6
Share-based compensation expense	246.2
LTM Adjusted EBITDA	$2,782.3

Debt to reported LTM net earnings and LTM Adjusted EBITDA:
Debt and finance lease obligations before deferred financing costs, discounts and premiums	$13,293.3
Principal related projected derivative cash payments	(112.0)
Adjusted debt and finance lease obligations before deferred financing costs, discounts and premiums	$13,181.3

Reported LTM net earnings	$4,311.8
Debt to reported LTM net earnings ratio	3.1

LTM Adjusted EBITDA	$2,782.3
Debt to LTM Adjusted EBITDA ratio	4.7

Net Debt to reported LTM net earnings and LTM Adjusted EBITDA:
Adjusted debt and finance lease obligations before deferred financing costs, discounts and premiums	$13,181.3
Cash and cash equivalents and investments held under separately managed accounts	(4,215.3)
Adjusted net debt and finance lease obligations before deferred financing costs, discounts and premiums	$8,966.0

Reported LTM net earnings	$4,311.8
Net debt to reported LTM net earnings ratio	2.1

LTM Adjusted EBITDA	$2,782.3
Net debt to LTM Adjusted EBITDA ratio	3.2
______________________

(i)Consistent with how we calculate our leverage ratios under our debt agreements, we have adjusted our debt and net debt to LTM Adjusted EBITDA ratios to exclude the Adjusted EBITDA of certain entities as a result of the formation of the Atlas Edge JV.

Glossary
10-Q or 10-K: As used herein, the terms 10-Q and 10-K refer to our most recent quarterly or annual report as filed with the Securities and Exchange Commission on Form 10-Q or Form 10-K, as applicable.

Adjusted EBITDA, Adjusted EBITDA less P&E Additions and Property and Equipment Additions (P&E Additions):

•Adjusted EBITDA: Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Adjusted EBITDA is defined as earnings (loss) from continuing operations before net income tax benefit (expense), other non-operating income or expenses, net share of results of affiliates, net gains (losses) on debt extinguishment, net realized and unrealized gains (losses) due to changes in fair values of certain investments and debt, net foreign currency transaction gains (losses), net gains (losses) on derivative instruments, net interest expense, depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our consolidated Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Consolidated Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.

•Adjusted EBITDA less P&E Additions: We define Adjusted EBITDA less P&E Additions, which is a non-GAAP measure, as Adjusted EBITDA less property and equipment additions on an accrual basis. Adjusted EBITDA less P&E Additions is a meaningful measure because it provides (i) a transparent view of Adjusted EBITDA that remains after our capital spend, which we believe is important to take into account when evaluating our overall performance and (ii) a comparable view of our performance relative to other telecommunications companies. Our Adjusted EBITDA less P&E Additions measure may differ from how other companies define and apply their definition of similar measures. Adjusted EBITDA less P&E Additions should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.

•P&E Additions: Includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions. A reconciliation of earnings from continuing operations to Adjusted EBITDA and Adjusted EBITDA less P&E Additions is presented in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021
	in millions

Earnings from continuing operations	$2,282.2	$11,150.9	$3,357.9	$12,573.6
Income tax expense	63.6	276.8	144.8	442.0
Other income, net	(26.6)	(7.3)	(38.5)	(17.4)
Gain on U.K. JV Transaction	—	(11,138.0)	—	(11,138.0)
Gain on Telenet Tower Sale	(693.3)	—	(693.3)	—
Share of results of affiliates, net	(81.1)	8.1	(311.6)	6.4
Losses (gains) on debt extinguishment, net	(2.8)	90.6	(2.8)	90.6
Realized and unrealized losses (gains) due to changes in fair values of certain investments, net	112.0	(288.1)	205.6	(482.7)
Foreign currency transaction gains, net	(1,148.7)	(131.4)	(1,723.7)	(435.2)
Realized and unrealized losses (gains) on derivative instruments, net	(613.7)	303.1	(1,122.2)	(508.1)
Interest expense	132.9	272.5	267.1	607.2
Operating income	24.5	537.2	83.3	1,138.4
Impairment, restructuring and other operating items, net	58.3	6.8	67.7	51.2
Depreciation and amortization	517.7	555.3	1,082.4	1,162.5
Share-based compensation expense	49.3	99.8	100.7	163.2
Adjusted EBITDA	649.8	1,199.1	1,334.1	2,515.3
Property and equipment additions	(336.0)	(590.1)	(717.9)	(1,321.1)
Adjusted EBITDA less P&E Additions	$313.8	$609.0	$616.2	$1,194.2

Adjusted EBITDA after leases (Adjusted EBITDAaL): We define Adjusted EBITDAaL as Adjusted EBITDA as further adjusted to include finance lease related depreciation and interest expense. Our internal decision makers believe Adjusted EBITDAaL is a meaningful measure because it represents a transparent view of our recurring operating performance that includes recurring lease expenses necessary to operate our business. We believe Adjusted EBITDAaL, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted EBITDAaL should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.

Adjusted Free Cash Flow (Adjusted FCF) & Distributable Cash Flow:

•Adjusted FCF: We define Adjusted FCF as net cash provided by the operating activities of our continuing operations, plus operating-related vendor financed expenses (which represents an increase in the period to our actual cash available as a result of extending vendor payment terms beyond normal payment terms, which are typically 90 days or less, through non-cash financing activities), less (i) cash payments in the period for capital expenditures, (ii) principal payments on operating- and capital-related amounts financed by vendors and intermediaries (which represents a decrease in the period to our actual cash available as a result of paying amounts to vendors and intermediaries where we previously had extended vendor payments beyond the normal payment terms), and (iii) principal payments on finance leases (which represents a decrease in the period to our actual cash available), each as reported in our condensed consolidated statements of cash flows with each item excluding any cash provided or used by our discontinued operations. Prior to the fourth quarter of 2021, our definition of Adjusted FCF excluded cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions. During the fourth quarter of 2021, we changed our definition of Adjusted FCF to include these cash payments. Cash paid for third-party costs directly associated with successful and unsuccessful acquisition and dispositions was $8.8 million and $33.3 million during the three months ended June 30, 2022 and 2021, respectively, and $22.2 million and $46.5 million during the six months ended June 30, 2022 and 2021, respectively.

•Distributable Cash Flow: We define Distributable Cash Flow as Adjusted FCF, as re-defined during the fourth quarter of 2021, plus any dividends received from our equity affiliates that are funded by activities outside of their normal course of operations, including, for example, those funded by recapitalizations (referred to as “Other Affiliate Dividends”).

We believe our presentation of Adjusted FCF and Distributable Cash Flow, each of which is a non-GAAP measure, provides useful information to our investors because these measures can be used to gauge our ability to (a) service debt and (b) fund new investment opportunities after consideration of all actual cash payments related to our working capital activities and expenses that are capital in nature, whether paid inside normal vendor payment terms or paid later outside normal vendor payment terms (in which case we typically pay in less than 365 days). Adjusted FCF and Distributable Cash Flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, that are not deducted to arrive at these amounts. Investors should view Adjusted FCF and Distributable Cash Flow as supplements to, and not substitutes for, U.S. GAAP measures of liquidity included in our condensed consolidated statements of cash flows. Further, our Adjusted FCF and Distributable Cash Flow may differ from how other companies define and apply their definition of Adjusted FCF or other similar measures. Consistent with the basis for our full year 2022 Distributable Cash Flow guidance, the following table provides a reconciliation of our Full Company net cash provided by operating activities to Full Company Adjusted FCF and Full Company Distributable Cash Flow for the indicated periods.

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021
	in millions

Net cash provided by operating activities	$757.4	$1,123.9	$1,414.1	$1,945.1
Operating-related vendor financing additions(i)	97.6	631.1	237.8	1,483.4
Cash capital expenditures, net	(261.4)	(393.1)	(650.0)	(868.9)
Principal payments on operating-related vendor financing	(110.7)	(491.8)	(322.4)	(1,151.3)
Principal payments on capital-related vendor financing	(42.6)	(263.1)	(84.0)	(705.5)
Principal payments on finance leases	(13.3)	(20.1)	(31.3)	(39.8)
Full Company Adjusted FCF	427.0	586.9	564.2	663.0
Other affiliate dividends	—	—	—	—
Full Company Distributable Cash Flow	$427.0	$586.9	$564.2	$663.0
_______________

(i)For purposes of our condensed consolidated statements of cash flows, operating-related vendor financing additions represent operating-related expenses financed by an intermediary that are treated as constructive operating cash outflows and constructive financing cash inflows when the intermediary settles the liability with the vendor. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we (i) add in the constructive financing cash inflow when the intermediary settles the liability with the vendor as our actual net cash available at that time is not affected and (ii) subsequently deduct the related financing cash outflow when we actually pay the financing intermediary, reflecting the actual reduction to our cash available to service debt or fund new investment opportunities.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average fixed customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing mobile subscription revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per fixed customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average fixed customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, which is a non-GAAP measure, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and Adjusted EBITDA, as further described in the body of this release.
ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Blended fully-swapped debt borrowing cost: The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

B2B: Business-to-Business.

Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.
Fixed-Line Customer Relationships: The number of customers who receive at least one of our internet, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

Lightning Premises: Includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to the VMO2 JV networks in the U.K. as a part of the Project Lightning network extension program. Project Lightning infill build relates to construction in areas adjacent to our existing network.

Mobile Subscriber Count: For residential and business subscribers, the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

RGU: A Revenue Generating Unit is separately a Video Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Video, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled video, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

U.S. GAAP: Accounting principles generally accepted in the United States.

Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network.

YoY: Year-over-year.

Appendix - Supplemental Adjusted EBITDAaL information

The following table presents (i) Adjusted EBITDA, (ii) finance lease-related depreciation and interest expense adjustments, (iii) Adjusted EBITDAaL and (iv) percentage change from period to period for Adjusted EBITDA and Adjusted EBITDAaL on a rebased basis for each of our reportable segments:

	Three months ended		Increase/(decrease)		Six months ended		Increase/(decrease)
	June 30,				June 30,
	2022	2021	Reported %	Rebased %	2022	2021	Reported %	Rebased %
	in millions, except % amounts
Adjusted EBITDA:
Switzerland	$276.5	$298.5	(7.4)	0.5	$577.7	$580.1	(0.4)	5.0
Belgium	330.3	389.6	(15.2)	(3.9)	670.7	761.4	(11.9)	(2.8)
Ireland	52.0	54.0	(3.7)	8.9	102.9	101.6	1.3	11.7
U.K.(i)	—	444.9	(100.0)	—	—	1,085.3	(100.0)	—
Central and Other	(9.4)	9.6	(197.9)	N.M.	(16.8)	(16.7)	(0.6)	N.M.
Intersegment eliminations	0.4	2.5	N.M.	N.M.	(0.4)	3.6	N.M.	N.M.
Total Adjusted EBITDA	$649.8	$1,199.1	(45.8)	(3.6)	$1,334.1	$2,515.3	(47.0)	(0.5)

VMO2 JV(ii)	$1,059.4	$411.0	157.8	N.M.	$2,454.7	$411.0	497.3	N.M.
VodafoneZiggo JV(ii)	$490.9	$570.1	(13.9)	(2.4)	$1,028.7	$1,135.3	(9.4)	(0.1)

Finance lease adjustments:
Switzerland	$(3.4)	$(0.9)			$(4.2)	$(1.8)
Belgium	(20.3)	(22.4)			(40.5)	(44.3)
U.K.(i)	—	(1.8)			—	(4.9)
Central and Other	(2.0)	(2.0)			(4.0)	(4.3)
Total finance lease adjustments	$(25.7)	$(27.1)			$(48.7)	$(55.3)

VMO2 JV(ii)	$(2.3)	$(0.8)			$(4.7)	$(0.8)
VodafoneZiggo JV(ii)	$(2.3)	$(3.0)			$(4.8)	$(5.9)

Adjusted EBITDAaL:
Switzerland	$273.1	$297.6	(8.2)	(0.4)	$573.5	$578.3	(0.8)	4.5
Belgium	310.0	367.2	(15.6)	(4.3)	630.2	717.1	(12.1)	(3.2)
Ireland	52.0	54.0	(3.7)	8.9	102.9	101.6	1.3	11.7
U.K.(i)	—	443.1	(100.0)	—	—	1,080.4	(100.0)	—
Central and Other	(11.4)	7.6	(250.0)	N.M.	(20.8)	(21.0)	1.0	N.M.
Intersegment eliminations	0.4	2.5	N.M.	N.M.	(0.4)	3.6	N.M.	N.M.
Total Adjusted EBITDAaL	$624.1	$1,172.0	(46.7)	(4.2)	$1,285.4	$2,460.0	(47.7)	(0.8)

VMO2 JV(ii)	$1,057.1	$410.2	157.7	N.M.	$2,450.0	$410.2	497.3	N.M.
VodafoneZiggo JV(ii)	$488.6	$567.1	(13.8)	(2.3)	$1,023.9	$1,129.4	(9.3)	(0.1)
______________________

N.M. - Not Meaningful

(i)The 2021 amounts represent amounts related to the U.K. JV Entities, which were contributed to the VMO2 JV on June 1, 2021.
(ii)Amounts reflect 100% of the 50:50 non-consolidated VMO2 JV and VodafoneZiggo JVs.